UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 2, 2021

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-12019

Pennsylvania	No. 23-0993790
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

901 E. Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	KWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Oﬃcers; Election of Directors; Appointment of Certain Oﬃcers; Compensatory Arrangements of Certain Oﬃcers.

On September 2, 2021, the Board of Directors (the “Board”) of Quaker Chemical Corporation (the “Company”) appointed Andrew Tometich, age 54, to serve as Chief Executive Officer (“CEO”) and President of the Company, effective December 1, 2021, with an anticipated employment start date in early October 2021. Mr. Tometich will also be appointed to the Board as a Class I director, effective December 1, 2021, to serve until the 2023 annual meeting of shareholders. Michael F. Barry, the current Chairman, CEO and President of the Company has, with the agreement of the Board, decided to advance the date of his retirement from his role as CEO and President from December 31, 2021 to November 30, 2021 to help facilitate a smooth transition in light of the appointment of Mr. Tometich. Following his retirement from his role as CEO and President, Mr. Barry will remain with the Company, either as an employee or a consultant, through December 31, 2021 to assist with the transition, will continue to serve on the Board as a non-executive director and will retain the role of Chair of the Board, in the capacity as non-executive Chair.

Mr. Tometich is currently Executive Vice President, Hygiene, Health and Consumable Adhesives at H.B. Fuller Company, a role he has held since September 2019. Before that, Mr. Tometich was Senior Vice President, Specialty Materials Business at Corning Incorporated from September 2017 until August 2019 and President, Performance Silicones Business Unit at The Dow Chemical Company from June 2016 until February 2017 after having positions of increasing responsibility at Dow Corning Corporation and its subsidiaries from 1989 through 2016. Mr. Tometich has substantial experience leading businesses, both in the United States and abroad, in a variety of industries, including the specialty chemicals industry, through periods of expansion and transformation. The Company believes the experience he has gained during his 30-plus year career, coupled with his ability to drive growth, brings a valuable customer-oriented skillset to advance the Company’s strategic goals. Mr. Tometich does not have any related party transactions or family relationships with the Company or any of the Company’s other officers or directors.

Employment Agreement

On September 2, 2021, the Company and Mr. Tometich entered into an Employment Agreement (the “Employment Agreement”) which provides that his base salary will be $800,000 per annum and that he will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with a target award percentage of 100% of his base salary for 2022, dependent on the Company’s financial results and personal objectives to be determined. Mr. Tometich is also eligible to participate in the Company’s 2022-2024 Long-Term Incentive Plan (“LTIP”), which includes a mix of time-based restricted stock, stock options, and target performance stock units (“PSU”), with a target level value of $1,680,000. Mr. Tometich will receive a lump sum payment of $150,000 to cover all relocation expenses, which will be grossed up for taxes, and he will be eligible to be reimbursed for up to $8,000 annually for his financial planning and tax preparation expenses. The Employment Agreement further provides that he will be entitled to medical, dental, and other benefits as are made generally available by the Company to its full-time U.S. employees. Under his Employment Agreement, Mr. Tometich is subject to certain confidentiality and non-compete covenants.

If Mr. Tometich is terminated without cause, the Company will pay Mr. Tometich severance consisting of 18 months of salary and bonus at target paid biweekly over an eighteen month period, provided Mr. Tometich signs a release within 45 days of receipt or separation of service. Continuation of all medical and dental coverage will also be available for this period as well as reasonable outplacement assistance for one year following the separation from service.

Mr. Tometich will be provided a one-time cash payment of $550,000, payable in the first quarter of 2022, to offset the annual incentive earned at Mr. Tometich’s former employer and in lieu of any potential 2021 annual incentive bonus at the Company. This cash payment must be repaid to the Company upon voluntary termination or if a change of control occurs within the first two years of Mr. Tometich’s tenure with the Company. Mr. Tometich will also be provided a one-time equity award with a cash value at time of grant of $1,750,000 in order to offset the equity awards from his former employer that will expire upon acceptance of employment with the Company. This award will be a mix of 50% time-based restricted stock, which will vest one year from the date of grant, and 50% PSUs. If Mr. Tometich’s employment is terminated for any reason (other than cause) within the first twelve months of his start date, then the vesting date of the time-based restricted stock will accelerate to the date of termination.

Change in Control Agreement

In addition, on September 2, 2021, the Company and Mr. Tometich entered into a Change in Control Agreement (the “Agreement”), effective October 11, 2021. Under the Agreement, Mr. Tometich is entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following a change in control, to severance in an amount equal to two times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to Mr. Tometich under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreement, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (if Mr. Tometich has received a bonus in the year of his termination of employment) or, otherwise, the three calendar years prior to the year of his termination of employment.

In addition, Mr. Tometich would be entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on mid/target performance; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.

Mr. Tometich would also be entitled to one year of outplacement services and participation in the Company’s medical, dental and life insurance programs as if still employed for a period of 24 months. These benefits will be paid or provided only if Mr. Tometich signs a general release of claims unless prohibited by local law. In addition, the benefits and payments will be discontinued if Mr. Tometich violates the confidentiality provisions of his change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive).

In the Agreement “cause” generally means: (i) the willful and material breach of the employment agreement between the executive and the Company (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with the Company which is materially injurious to the Company; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he was primarily employed during the 90-day period prior to a change in control.

The foregoing summaries of the Employment Agreement and the Agreement do not purport to be a complete statement of the terms of the documents, respectively, and are qualified in their entirety by reference to the full text of the respective documents, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q to be filed with respect to the quarter ending September 30, 2021.

Item 8.01.	Other Events.

A copy of the press release announcing Mr. Tometich’s appointment, as further described in Item 5.02 above, is attached as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are included as part of this report:

Exhibit No.	Description

99.1	Press Release of Quaker Chemical Corporation dated September 8, 2021 (furnished herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: September 8, 2021	By:	/s/ Robert T. Traub
Robert T. Traub Senior Vice President, General Counsel and Corporate Secretary